Exhibit 99.1

Lennox International reports third quarter 2004 earnings

     (DALLAS, TX — November 9, 2004) — Lennox International Inc. (NYSE:LII) announced third quarter 2004 income from continuing operations of $28 million, or $0.45 per share, compared to $30 million or $0.50 per share in the third quarter of 2003. Discontinued operations negatively affected earnings by $9 million in the quarter, resulting in net income of $19 million, or $0.30 per share. Sales from continuing operations increased 2% to $772 million, and were flat when adjusted for fluctuations in foreign exchange rates. Total debt was $319 million at the end of the third quarter, down $54 million from the same point the previous year.

     “After a robust market for heating and cooling equipment in the first half of 2004, unfavorable summer weather led to softening demand in the third quarter,” said Bob Schjerven, chief executive officer. “Commodity price escalation is our greatest challenge, but our manufacturing operations are performing very well in this difficult environment.

     “We are reaffirming our guidance of a full-year loss per share on continuing operations of $1.53 to $1.63, including the goodwill impairment charge taken in the first quarter. Excluding this charge, full-year earnings per share from continuing operations are anticipated to be at the lower end of the $1.38 to $1.48 range previously provided. We also expect cash flow will remain strong, with cash flow from continuing operations less capital expenditures to be approximately $75 million.” This guidance excludes the impact of EITF 04-8, which addresses the effect of contingently convertible debt on diluted earnings per share. When this retroactive accounting change goes into effect on December 15, it will reduce the company’s reported 2003 earnings per share by $0.07 and 2004 earnings per share before goodwill impairment by approximately $0.09.

     Business segment highlights:

     Heating & Cooling: LII’s Heating & Cooling business revenue rose 2% to $528 million. Adjusting for fluctuations in exchange rates, sales were up 1%. Segment operating income increased 11% to $65 million, with segment profit margin gaining a full percentage point to 12.3%.

     LII’s Residential Heating & Cooling business posted a solid performance with segment profit increasing 9% to $45 million and segment profit margins expanding 120 basis points to 12.4%. Revenue dipped 1% in the third quarter to $362 million, or 2% when adjusted for foreign exchange, due to unfavorable cooling season weather. Revenue growth exceeding 20% in hearth products partially offset modestly lower sales of traditional heating and cooling equipment lines.

     In spite of a downturn in the light commercial market during the third quarter, Commercial Heating & Cooling sales posted solid growth both domestically and in Europe, with sales increasing 9%, or 7% when adjusted for foreign exchange, to $166 million. Significantly improved profitability in Europe helped drive a 15% increase in segment profit to $20 million, with margin improving 60 basis points to 12.1%.

     Service Experts: Revenue from the 130 dealer service centers composing the company’s continuing Service Experts business segment was down 7% to $151 million. Unfavorable weather influenced sales and contributed to a shift in the segment’s revenue mix in favor of less profitable maintenance business. The segment incurred a quarterly operating loss of $1 million, or 0.8% of sales, compared to a profit of $3 million last year. Lower revenue was the primary influence on profitability, reducing gross margins by almost $4 million.

     “While Service Experts’ financial performance continues to be unacceptable, we are making progress on several fronts,” Schjerven said. “We have successfully focused our continuing business on more profitable service and replacement opportunities, and all but one of our service centers will share a common IT platform by the end of this month. In addition, accounting support for 114 of our centers is now handled by one of two regional accounting offices which helps ensure consistent practices and enhances financial control.”

     Previously announced divestiture activity surrounding the discontinued service centers remains on schedule to be completed by the end of the year. Of the 48 centers that will be divested (the 47 originally identified, plus one branch of an ongoing center), 30 had been sold at the end of the third quarter.

     Refrigeration: Sales grew in all regions, as the Refrigeration segment posted strong performance. Segment revenue increased 16%, or 11% when adjusted for currency exchange, to $112 million. Segment profit increased 18% to $11 million, with operating margins expanding 20 basis points to 10.0%. Higher sales volumes and improved pricing helped offset higher materials costs.

Conference Call

     A conference call to discuss the company’s third quarter 2004 results will be held on Wednesday, November 10 at 9:30 a.m. (CST). Bob Schjerven, CEO and Sue Carter, CFO comment on the company’s operating results.

     To listen, please call the conference call line at 651-291-0344 ten minutes prior to the scheduled start time and use reservation number 754228. The number of connections for this call is limited to 200. This conference call will also be webcast on Lennox International’s web site at http://www.lennoxinternational.com.

     If you are unable to participate in this conference call, a replay will be available from 3:00 p.m. November 10 through November 17, 2004 by dialing 800-475-6701, access code 754228. This call will also be archived on the company’s web site.

     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, Vice President, Investor Relations, at 972-497-6670.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, including the impact of higher raw material prices and the impact of unfavorable weather on the demand for our products and services, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended September 30, 2004 and 2003
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		Restated		Restated
	2004	2003	2004	2003
NET SALES	$771.9	$757.5	$2,241.3	$2,089.6
COST OF GOODS SOLD	513.5	502.8	1,482.0	1,385.8

Gross Profit	258.4	254.7	759.3	703.8
OPERATING EXPENSES:
Selling, general and administrative expense	209.2	199.6	624.6	584.4
Goodwill impairment	—	—	208.3	—
Losses and other expenses	—	1.0	—	1.9

Operational income (loss) from continuing operations	49.2	54.1	(73.6)	117.5
INTEREST EXPENSE, net	6.1	6.6	22.5	21.1
OTHER EXPENSE (INCOME)	(0.2)	0.7	(0.6)	(1.2)

Income (loss) from continuing operations before income taxes	43.3	46.8	(95.5)	97.6
PROVISION FOR INCOME TAXES	15.3	16.3	18.5	34.2

Income (loss) from continuing operations	28.0	30.5	(114.0)	63.4

DISCONTINUED OPERATIONS:
Loss (gain) from operations	6.5	(2.7)	29.6	(2.0)
Income tax (benefit) provision	(1.7)	1.0	(6.3)	0.6
Loss on disposal	4.7	—	5.3	—
Income tax benefit	(0.3)	—	(0.5)	—

Loss (gain) from discontinued operations	9.2	(1.7)	28.1	(1.4)

Net income (loss)	$18.8	$32.2	$(142.1)	$64.8

INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Basic	$0.46	$0.52	$(1.90)	$1.09
Diluted	$0.45	$0.50	$(1.90)	$1.06
(LOSS) INCOME PER SHARE FROM DISCONTINUED OPERATIONS:
Basic	$(0.15)	$0.03	$(0.47)	$0.02
Diluted	$(0.15)	$0.03	$(0.47)	$0.02
NET INCOME (LOSS) PER SHARE:
Basic	$0.31	$0.55	$(2.37)	$1.11
Diluted	$0.30	$0.53	$(2.37)	$1.08
AVERAGE SHARES (IN MILLIONS)
Basic	60.1	58.5	59.8	58.2
Diluted	62.4	60.4	59.8	59.8

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

SEGMENT REVENUES AND OPERATING PROFIT
For the Three Months and Twelve Months Ended September 30, 2004 and 2003
(In millions)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		Restated		Restated
	2004	2003	2004	2003
Net Sales
Residential	$362.1	$366.4	$1,087.0	$1,035.1
Commercial	165.9	151.6	425.7	376.4

Heating and Cooling	528.0	518.0	1,512.7	1,411.5
Service Experts	151.3	162.8	457.8	453.2
Refrigeration	112.3	96.8	329.5	284.3
Eliminations	(19.7)	(20.1)	(58.7)	(59.4)

	$771.9	$757.5	$2,241.3	$2,089.6

Segment Profit (Loss) (a)
Residential	$44.8	$41.0	$132.5	$107.1
Commercial	20.0	17.4	38.1	25.7

Heating and Cooling	64.8	58.4	170.6	132.8
Service Experts	(1.2)	2.8	(3.2)	4.9
Refrigeration	11.2	9.5	31.5	26.8
Corporate and other	(26.5)	(16.4)	(64.3)	(44.9)
Eliminations	0.9	0.8	0.1	(0.2)

Segment Profit	49.2	55.1	134.7	119.4
Reconciliation to (loss) income from continuing operations before income taxes:
Goodwill impairment	—	—	208.3	—
Losses and other expenses	—	1.0	—	1.9
Interest expense, net	6.1	6.6	22.5	21.1
Other expense (income)	(0.2)	0.7	(0.6)	(1.2)

	$43.3	$46.8	$(95.5)	$97.6

(a) Segment profit is based upon income from continuing operations included in the accompanying consolidated statements of operations excluding Goodwill Impairment.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of September 30, 2004 and December 31, 2003
(In millions, except share data)

ASSETS
	September 30,	December 31,
	2004	2003
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$94.3	$76.1
Accounts and notes receivable, net	389.4	416.6
Inventories	278.6	214.1
Deferred income taxes	33.2	33.4
Other assets	40.7	37.0
Assets held for sale	47.3	87.3

Total current assets	883.5	864.5
PROPERTY, PLANT AND EQUIPMENT, net	222.7	229.6
GOODWILL, net	226.6	434.0
DEFERRED INCOME TAXES	84.8	59.7
OTHER ASSETS	142.0	138.8

TOTAL ASSETS	$1,559.6	$1,726.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$6.8	3.6
Current maturities of long-term debt	36.2	21.4
Accounts payable	247.7	247.3
Accrued expenses	297.0	279.1
Income taxes payable	48.7	35.3
Liabilities held for sale	17.5	28.6

Total current liabilities	653.9	615.3
LONG-TERM DEBT	276.3	337.3
POSTRETIREMENT BENEFITS, OTHER THAN PENSIONS	15.1	13.8
PENSIONS	92.2	94.1
OTHER LIABILITIES	78.8	81.9

Total liabilities	1,116.3	1,142.4

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 200,000,000 shares authorized, 65,126,652 shares and 64,247,203 shares issued for 2004 and 2003 respectively	0.7	0.6
Additional paid-in capital	431.6	420.4
Retained earnings	59.7	218.9
Accumulated other comprehensive loss	(6.8)	(6.4)
Deferred compensation	(10.8)	(18.2)
Treasury stock, at cost, 3,043,916 shares for 2004 and 2003	(31.1)	(31.1)

Total stockholders’ equity	443.3	584.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,559.6	$1,726.6